Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into on February 27, 2008, by and between RTI BIOLOGICS, INC. (the “Company”), a Delaware corporation having its principal address at 11621 Research Circle, Alachua, Florida 32615, Guy L. Mayer (“Executive”), and solely for purposes of Section 16 hereof, TUTOGEN MEDICAL, INC. (the “Subsidiary”). The Company and Executive are collectively referred to as the “Parties” throughout this Agreement. For purposes of this Agreement, the Company includes any and all of its subsidiaries, affiliates, and any other company or entity owned and/or operated in whole or in part by any officer or director of the Company.

INTRODUCTION

The Company desires to employ the Executive. The Executive desires to accept employment during the term of this Agreement upon the terms and conditions in this Agreement.

In consideration of the covenants, mutual promises, representations, and understandings in this Agreement, the Parties agree as follows:

1.	EMPLOYMENT.

a.	Duties.

The Company agrees to employ the Executive and the Executive agrees to accept employment of the Company. Executive shall be the President of the Company during the term of this Agreement, and the duties of Executive shall be those of the President of the Company, subject to the directions and control of the Chief Executive Officer of the Company (the “Chief Executive Officer”). The Executive shall report to the Chief Executive Officer and shall perform such services consistent with his position as the Chief Executive Officer may direct from time to time, including, without limitation, having direct and primary responsibility for domestic and international distribution (excluding all of the Company’s direct sales operations), and serving for no additional compensation as an executive officer and/or director of any subsidiaries of the Company.

b.	Term of Employment.

This Agreement shall become effective as of the date first written above, and shall cover the period of employment commencing on February 27, 2008, to February 27, 2010, unless this Agreement is terminated earlier as hereinafter provided (the “Employment Term”).

2.	COMPENSATION AND BENEFITS.

a.	Annual Salary.

The Company shall pay to the Executive base salary at an annual rate of $400,000 for the first year of this Agreement, payable in accordance with the standard payroll policies of the Company. Thereafter, the Executive’s salary shall be reviewed by the Board of Directors of the Company and may be adjusted upward by the Board of Directors of the Company, but not downward.

b.	Performance Bonus.

To provide a greater incentive for the Executive, a cash bonus shall be paid to the Executive during the first calendar quarter of each year of this Agreement, commencing in 2009, and based upon the performance of the Company and the performance of the Executive during the preceding year; provided, however, that the payment of any such bonus and the amount shall be within the sole discretion of the Company’s Board of Directors. Any such bonus will be prorated for the year 2008 from the date hereof. In the event that Executive meets the plans and targets that are determined by the Board of Directors to be his bonus targets for any given year, then his target bonus shall be 60% of his base salary.

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c.	Stock Options.

The Executive shall be eligible to receive such stock option grants and other equity-based awards at such times, in such amounts and subject to such terms and conditions as the Board of Directors of the Company or the Compensation Committee of the Board of Directors of the Company may determine. All of Executive’s stock option grants shall continue to vest during the Consulting Period. Any new stock option granted to Executive after the date hereof will become exercisable for one-third of the shares subject to such option upon each anniversary of the grant of such option.

d.	Business Expenses.

Except as otherwise provided in this Agreement, the Company shall pay, either directly or by reimbursement to the Executive, such reasonable and necessary business expenses incurred by the Executive in the course of his employment by the Company as are consistent with the Company’s policies in existence from time to time, subject to such dollar limitations and verification and record keeping requirements as may be established from time to time by the Company.

e.	Employee Benefits.

The Executive shall be entitled to such vacation days, sick days, insurance and other employee benefit programs as are established for all other executives of the Company, on the same basis as such other executives are entitled thereto; provided, Executive shall initially be entitled to 4 weeks paid vacation per year. The Company will make commercially reasonable efforts to provide that Executive shall be eligible for all such employee benefits plans upon the date hereof, subject to the terms and conditions of such plans. It is understood that the establishment, change or termination of any such employee benefit program is within the sole

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discretion of the Company and that any such termination or change in any such program shall not affect this Agreement. During the Employment Term, the Company shall reimburse Executive for 100% of the amount of any premiums Executive is obliged to pay under the Company’s group health and dental insurance plans, and provide, at its expense, a life insurance policy on the life of Executive with at least a one million dollar ($1,000,000) death benefit payable to the beneficiary(ies) of Executive’s choosing.

3.	DEVOTION TO EMPLOYMENT.

During the term of this Agreement, the Executive shall devote his full business time and attention to the Company, and the Executive shall not engage in any other gainful employment without the written consent of the Company. Notwithstanding the foregoing, Executive may serve as a director of up to two (2) corporations that are not Competing Organizations provided that the service does not interfere with Executive’s performance of responsibilities hereunder; provided, further, that in no event shall the Company be obligated to reimburse Executive for any of Executive’s expenses associated with such service. Nothing in this Agreement shall prohibit the Executive, however, from investing or trading in stocks, bonds, commodities, or other forms of investments in other companies or entities so long as such investments shall not constitute a conflict of interest.

4.	TERMINATION OF EMPLOYMENT.

a.	Voluntary Termination; Expiration of Term.

Either the Executive or the Company may voluntarily terminate the Executive’s employment with the Company at any time, by delivering to the other party written notice of such intention not less than thirty (30) days prior to the effective date of termination. In the event that Executive voluntarily terminates this Agreement, he shall be entitled only to his vested and

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accrued salary and other benefits otherwise due him through his last day on payroll. In the event that: (1) the Company terminates Executive’s employment without “cause” (as set forth in Section 4.b. below) and other than for death, incompetence or disability, (2) Executive terminates his employment for Good Reason, (3) the Executive continuously serves the Company as President during the entire Employment Term, or (4) the Executive continuously serves the Company as President during the first year of the Employment Term, and the Executive and the Chief Executive Officer agree in writing that Executive should transition to the role of consultant, then the Company shall engage Executive, and Executive shall serve the Company as a consultant in exchange for compensation (biweekly and in accordance with the Company’s normal payroll practices) equal to his regular annual salary during the two year period subsequent to such termination, or the expiration of the Employment Term, as the case may be (the “Consulting Period”). Executive shall perform such services for the Company as specified by the Chief Executive Officer for a minimum of ten (10) hours per month during the Consulting Period. During the Consulting Period, Executive shall continue to be entitled to such medical benefits as he was entitled to receive pursuant to Section 2.e. hereof, and to vest in all previously granted stock options then outstanding. Executive shall not be entitled to accrue additional unearned bonuses or to receive any grants of stock options during the Consulting Period. “Good Reason” means: (1) a diminution of duties and responsibilities that are materially inconsistent with Executive’s duties and responsibilities set forth herein; (b) relocation by more than 50 miles of the Executive’s principal place of employment.

b.	Termination For Cause.

The Company may immediately terminate the Executive’s employment (and, except as otherwise specifically provided hereunder, this Agreement) for cause by giving written notice

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(without regard to the thirty (30) day notice period provided in paragraph a. above) of such termination to Executive specifying the grounds therefor. The decision to terminate Executive’s employment for cause shall be made in the sole discretion of the Company’s Board of Directors. A termination for cause shall consist of one or more of the following events:

(i)	Willful failure or refusal by the Executive to substantially perform the material duties of his employment hereunder;

(ii)	The conviction of the Executive of a felony, including without limitation, fraud, embezzlement or theft, whether or not such felony was committed in connection with the Company’s business;

(iii)	Use of alcohol or illegal drugs materially interfering with the performance of Executive’s duties and obligations under this Agreement, or Executive being under the influence of alcohol or illegal drugs at a facility of the Company;

(iv)	Willful or grossly negligent misconduct which results or could reasonably be expected to result in material damage to the business or assets of the Company;

(v)	Willful breach of this Agreement or any material employment policy of the Company; or,

(vi)	Violation by Executive of any of the covenants set forth in Paragraphs 5, 6, 8, 9 and 10 of this Agreement.

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c.	Termination Upon Death, Incompetency, or Disability.

The Company shall have the right to terminate the Executive’s employment with the Company (and, except as otherwise specifically provided hereunder, this Agreement) immediately and without prior written notice to the Executive as required by paragraph “a” above in the event that the Executive dies, is adjudicated incompetent, or is permanently disabled, as defined by this Agreement. In this Agreement, the term permanently disabled shall mean that the Executive is unable to perform adequately his or her regular duties under this Agreement as a result of sickness or accident and such disability condition appears to be permanent. The determination of permanent disability shall be made by the Company’s Board of Directors based upon physician supported evaluations as provided to the Company’s Board of Directors after consultation with the Executive’s primary physician.

5.	CONFIDENTIAL INFORMATION AND INTELLECTUAL PROPERTY.

The Executive acknowledges, recognizes and understands that, in connection with the Executive’s employment and consulting with the Company, the Executive has and will have access to certain proprietary, sensitive and confidential information of the Company including but not limited to: the identity of the Company’s clients, prospective clients, and other client information; the existence of negotiations with prospective clients of the Company; marketing data and plans; financial information and financial data not publicly disclosed; all drawings, records, sketches, and models; trade secrets and trade secrets relating to services of the Company; and, products sold or being developed by the Company (“Confidential Information”).

Executive also acknowledges, recognizes and understands that the Company owns or has access to various types of intellectual property that are protected or may be protected by copyright, trademark, patent, trade secret, or other laws. The types of intellectual property that

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are considered proprietary to the Company and that must be protected include but are not limited to: patent applications; trademarks; programs; source and relocatable code for all programs; engineering, research, and technical documents; unpublished product specifications; products sold or under development; and, information belonging to other companies that is provided to the Company under confidentiality agreements (“Intellectual Property”).

The Executive acknowledges and agrees that the maintenance of the confidentiality of the Confidential Information and Intellectual Property and restrictions on the use of the Confidential Information and Intellectual Property is essential to the Company. The provisions of this Paragraph 5 shall survive the termination of Executive’s employment with the Company.

6.	NON-DISCLOSURE OF CONFIDENTIAL INFORMATION AND INTELLECTUAL PROPERTY.

The Executive shall not, during or after the termination of his employment and consulting with the Company: (a) directly or indirectly publish, disclose, reproduce, record, make facsimiles of, abstract, summarize, remove, make accessible, or misappropriate any Confidential Information or Intellectual Property as defined under this Agreement, to any person (including family members and friends), firm, corporation, or association or other entity, competitor or third party, for any reason whatsoever; or, (b) use, keep, or otherwise deal in or with such Confidential Information or Intellectual Property, except: (i) by court order or (ii) during employment with or engagement as a consultant by the Company, and for the benefit of the Company, in each case, without prior written permission of the Board of Directors of the Company. The Executive agrees not to disclose any Confidential Information or Intellectual Property to other employees of the Company or to any third parties, except on a need to know basis for the benefit of the Company or as authorized by the Board of Directors of the Company.

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All of the Confidential Information or Intellectual Property listed in Paragraph number five (5) above is, and shall remain, the exclusive property of the Company, and shall not be removed from the Company’s premises, without the prior written consent of the Board of Directors of the Company. The Executive shall return all tangible items containing Confidential Information and Intellectual Property described in Paragraph number five (5) prior to or at the termination of his employment with the Company, and in the event he is engaged as a consultant by the Company, upon the end of the Consulting Period. The Executive agrees that he is under no obligation to any former employer which is in any way inconsistent with this Agreement or which imposes any restriction on the Company or the Executive. The Executive also acknowledges that he has been instructed by the Company that during his employment with or engagement as a consultant to the Company, he is not to divulge to the Company, its employees, or its consultants, any confidential information or intellectual property obtained by the Executive from any previous employers, entities, or persons. The provisions of this Paragraph 6 shall survive the termination of Executive’s employment with or engagement as a consultant to the Company and the termination of this Agreement.

7.	IRREPARABLE HARM.

The Executive acknowledges and agrees that any disclosure of Confidential Information and Intellectual Property delineated in Paragraph number five (5) by the Executive would cause severe and irreparable harm to the Company. In the event there is a breach or a threatened breach by the Executive of the Non-Disclosure provisions of this Agreement, the Company shall be entitled to an injunction restraining the Executive from disclosing, in whole or in part, such Confidential Information and Intellectual Property or from rendering a service to any person, firm, corporation, association, or other entity, to whom such information has been disclosed and

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to recover all costs of pursuing such remedy, including reasonable attorneys’ fees, costs, and expenses. Nothing in this Agreement shall be construed as prohibiting the Company from pursuing other remedies as may be available to it for the Executive’s breach or threatened breach, including recovery of damages from the Executive. The provisions of this Paragraph 7 shall survive the termination of Executive’s employment with or engagement as a consultant by the Company and the termination of this Agreement.

8.	EXECUTIVE DEVELOPMENTS.

The Executive is aware and understands that during the term of the Executive’s employment with or engagement as a consultant by the Company, the Executive may invent, create, develop, and improve certain valuable property such as, but not limited to, patents, trademarks, inventions, other patentable inventions and other trade secrets and formula (“Employee Developments”). The Executive agrees that all Employee Developments that may be developed or produced by the Executive during the Executive’s employment or engagement as a consultant by or the Company are and will be the property of the Company and that the Executive further agrees that he will, at the request of the Company, execute such documents the Company may reasonably request from time to time, to assign and transfer all of the right, title and interest in Employee Developments that are the property of the Company to the Company and he will cooperate with the Company in connection with any patent applications. In this regard, the Executive will, at all times, fully advise and inform the Company of all matters that the Executive may be developing or working on while employed by the Company. The Executive further agrees that upon the termination of his employment with the Company for any reason whatsoever, and in the event he is engaged as a consultant by the Company pursuant to Section 4.a. hereof, upon the end of the Consulting Period, the Executive shall immediately

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deliver and surrender to the Company any and all plans, documents and other materials of any nature relating to the Employee Developments. The Company may provide additional compensation to the Executive as consideration for Employee Developments in accordance with any patent policy of the Company. The provisions of this Paragraph 8 shall survive the termination of Executive’s employment with and engagement as a consultant by the Company and the termination of this Agreement.

9.	NON-COMPETITION.

Executive recognizes that the Company possesses several valuable and legitimate business interests such as Confidential Information and Intellectual Property as defined in Paragraph 5, above, substantial relationships with current or prospective customers, clients or vendors, and customer, client or vendor goodwill associated with the Company business. In recognition of these interests, and the Executive’s exposure to these interests, in the event of the termination of the Executive’s employment with the Company for any reason other than by the Company without cause, or by the Executive with Good Reason, the Executive agrees that for a period of two (2) years following the effective date of the termination, or in the event Executive is engaged as a consultant to the Company pursuant to Section 4.a. hereof, following the end of the Consulting Period (the “Restricted Period”), the Executive will not engage in or be associated with or employed, either as director, employee, owner, partner, contractor or consultant, by any entity which engages in the business of manufacturing, distributing, processing, procuring or recovering products made from allograft or xenograft tissue in the United States (each, a “Competing Organization”). The Competing Organizations that Employee agrees not to become employed by or in any way engage in or associate with during the Restricted Period include, without limitation: Axogen, Inc., Pegasus Biologics, Inc., Osiris Therapeutics, Inc., Southeast

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Tissue Alliance, Inc. (University of Florida Tissue Bank), Musculoskeletal Transplant Foundation; CryoLife; LifeCell; Allosource; Tissue Banks International; Osteotech, Inc.; LifeLink Tissue Bank; Life Net; Community Tissue Services; American Red Cross; BioGenetics; and, Cryogenic. The Employee also agrees that during the Restricted Period he will not participate in, assist with or in any way become associated with or employed by any new start up venture that is or will be engaged in the business of a Competing Organization, or which the Employer reasonably designates as a Competing Organization.

The Executive acknowledges that this restrictive covenant is reasonably necessary to protect the Company’ legitimate business interests, which are represented by, among other things, the substantial relationships between the Company and its licensees and tissue sources, as well as the goodwill established by the Company with licensees and tissue sources in the United States and other countries where the Company’s tissues are distributed over a protracted period, specialized training, and other legitimate business reasons.

The Executive recognizes that the Company would not sign this Agreement without the inclusion of this covenant, and the Executive confirms the sufficiency of the consideration received by the Executive, in the form of employment or continued employment by the Company, in accepting this covenant as a material term of this Agreement. The provisions of this Paragraph 9 shall survive the termination of Executive’s employment with and engagement as a consultant by the Company and the termination of this Agreement.

10.	NON-SOLICITATION.

The Executive agrees during the Restricted Period, not to: (a) solicit any employee of the Company, or any subsidiary or affiliate of the Company, or otherwise induce or attempt to induce any employee of the Company to leave the employment of the Company; or (b) directly or

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indirectly attempt to solicit any client, customer or supplier of the Company, or any client, customer or supplier of any subsidiary or affiliate of the Company, or directly or indirectly interfere with the Company’s relationship, or any subsidiary’s or affiliate’s relationship, with any of its clients, customers or suppliers. The provisions of this Paragraph 10 shall survive the termination of Executive’s employment with or engagement as a consultant by the Company and the termination of this Agreement.

11.	REMEDIES FOR BREACH OF LIMITATION OF EMPLOYMENT AND NON-SOLICITATION.

It is understood and agreed by the Parties that the Company shall be entitled, upon application to a court of competent jurisdiction, to obtain injunctive relief to enforce the provisions of Paragraphs 9 and 10, which injunctive relief shall be in addition to any other rights or remedies available to the Company. If such a violation occurs, the Executive shall be responsible for the payment of reasonable attorneys’ fees and other costs and expenses incurred by the Company in enforcing the covenants contained in Paragraphs 9 and 10, whether incurred at the trial level or in any appellate proceeding.

12.	NON-DISPARAGEMENT.

While employed or engaged as a consultant by the Company or any affiliate of the Company and, provided the Company has complied with its obligations hereunder, after the Executive’s employment terminates for whatever reason, or if the Executive is engaged as a consultant by the Company pursuant to Section 4.a. hereof, after the Consulting Period, the Executive agrees not to disparage, denigrate, or comment negatively upon, either orally or in writing, the Company, or any of its affiliates, officers, or directors, to or in the presence of any person or entity.

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13.	INVALID PROVISION.

In the event any provision of this Agreement should be or become invalid or unenforceable, the invalid provision shall not affect the validity and enforceability of any other provision of this Agreement. Similarly, if the scope of any restriction or covenant contained in this Agreement should be or become too broad or extensive to permit enforcement of the covenant or provision to its full extent, then any restriction or covenant shall be enforced to the maximum extent permitted by law. The Executive consents and agrees that the scope of any restriction or covenant may be modified accordingly in any judicial proceeding brought to enforce the restriction or covenant.

14.	ARBITRATION.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration conducted before a panel of three (3) arbitrators in the State of Florida in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Company shall bear the expense of any arbitration proceeding and shall reimburse Executive for all reasonable costs and expense, including reasonable attorneys’ fees and expenses, if Executive is the prevailing Party.

15.	APPLICABLE LAW AND VENUE.

This Agreement shall be interpreted under and governed by the laws of the State of Florida, without regard to choice of law provisions.

16.	COMPLETE AGREEMENT.

The Executive acknowledges and agrees that no representation, promise, or agreement regarding the subject matter of this Agreement has been made to or with the Executive that is not

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provided for in this Agreement. This Agreement represents the complete Agreement between the Company and the Executive regarding the subject matter of this Agreement. Any representations or agreements regarding the subject matter of this Agreement not explicitly included in this Agreement are considered waived and/or merged into this Agreement, and are thus unenforceable. Any previous agreements between the Company or Subsidiary and the Executive regarding the subject matter of this Agreement, including without limitation that certain Employment Agreement, dated December, 2004, by and between Subsidiary and Executive, are superseded by the execution of this Agreement and are hereby terminated, effective immediately, such that they shall henceforth lack any continuing force or effect.

17.	AMENDMENTS OR MODIFICATIONS.

No amendments or modifications to this Agreement shall be binding on any of the Parties unless such amendment or modification is in writing and executed by all of the Parties to this Agreement.

18.	SUCCESSORS AND ASSIGNS.

This Agreement shall be binding upon and inure to the benefit of the Parties hereto, and, as to Executive, his legal heirs, successors and assigns.

19.	CONSTRUCTION.

The Executive agrees and understands that the headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be construed according to its fair meaning and not strictly for or against the Company or the Executive.

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20.	NON-WAIVER.

The failure of the Company or the Executive in any instance to exercise any right, power, or privilege under this Agreement or under law shall not constitute a waiver of any other right, power, or privilege. All waivers by either the Company or the Executive must be contained in writing signed by the party to be charged, and in the case of the Company, by the Chief Executive Officer.

21.	READ AND UNDERSTAND.

The Parties to this Agreement represent and agree that they have carefully read and fully understand all of the provisions of this Agreement and that they are entering into this Agreement with the intent to be bound by its terms and conditions. The Executive represents and agrees that his initials on each page of this Agreement is irrefutable evidence that he has read and fully understands all of the provisions of this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN THE PRESENCE OF WITNESSES, the Parties execute this fifteen (15) page Agreement.

DATED this 27th day of February 2008.

EXECUTIVE:		On Behalf of
RTI BIOLOGICS, INC.:

Name:	Guy L. Mayer	Name:	Brian K. Hutchison

Signature:	/s/ Guy L. Mayer	Signature:	/s/ Brian K. Hutchison
Date:	2-27-08	Title:	Chairman of the Board and Chief Executive Officer

		Date:	2-27-08

Witness:	Thomas F. Rose	Witness:	Lee R. Johnston, Jr.

Signature:	/s/ Thomas F. Rose	Signature:	/s/ Lee R. Johnston, Jr.

Date:	2-27-08	Date:	2-27-08

On Behalf of
TUTOGEN MEDICAL, INC.:

		Name:	Brian K. Hutchison

		Signature:	/s/ Brian K. Hutchison
		Title:	Chief Executive Officer

		Date:	2-27-08

		Witness:	Lee R. Johnston, Jr.

		Signature :	/s/ Lee R. Johnston, Jr.

		Date:	2-27-08